Exhibit 3(i)(3)
ARTICLES OF TRANSFER

OF

TRACK GROUP, INC.

August 5, 2016

Pursuant to the provisions of the Utah Revised Business Corporation Act, as amended, Track Group, Inc., a Utah corporation (the “Corporation”), adopts the following Articles of Transfer and certifies as follows:

1.          The name of the Corporation prior to the transfer contemplated herein is Track Group, Inc.  The name of the Corporation following the transfer is Track Group, Inc.

2.          The Corporation’s original Articles of Incorporation were filed with the Utah Division of Corporations and Commercial Code (the “Division”) on July 27, 1995.

3.          The Corporation shall be converted from a Utah corporation to a Delaware corporation pursuant to duly executed Delaware Certificate of Conversion and Certificate of Incorporation.

4.          The effective date of the transfer described herein shall be the date upon which these Articles of Transfer are filed with the Division of Corporations and Commercial Code of the Department of Commerce of the State of Utah.

5.          The transfer of the Corporation has been approved by a majority of the votes cast at a meeting of the Corporation’s shareholders by the holders of shares entitled to vote thereon.

6.          The existence of the Corporation as a domestic corporation of Utah shall cease when these Articles of Transfer are filed.

7.          The Corporation agrees that it may be served with process in Utah in any proceeding for enforcement of any obligation of the Corporation arising while it was a corporation under the laws of the State of Utah, and irrevocably appoints DJP Corporate Services Salt Lake, located at 111 East Broadway, Suite 900, Salt Lake City, Utah 84111, as agent to accept service for process in any proceeding.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned hereby certifies and verifies, under penalties of perjury, that the facts stated in these Articles of Transfer are true and accurate and executes and delivers these Articles of Transfer this 5th day of August, 2016.

Track Group, Inc.
a Utah corporation

By:	/s/ Guy Dubios
Name: Guy Dubois
Title: Executive Committee Member, Acting Chief Executive Officer